Exhibit 99.1

FOR IMMEDIATE RELEASE

February 27, 2017

For further information contact:

Carolco Pictures, Inc.

info@carolcopictures.com

(561) 826-9307

CAROLCO PICTURES APPOINTS

FRANK M. ESPOSITO TO BOARD OF DIRECTORS

Carolco Pictures, Inc. (otc:CRCO), is pleased to announce that it has appointed Frank M. Esposito to its Board of Directors. Carolco is an entertainment technology company that is redefining media consumption. Carolco is focused on creating disruptive software and developing original film, television and immersive content.

In June 2016, new management was put in place. The team, led by seasoned entertainment and technology executives, is committed to achieving significant growth through acquisitions and production. Carolco’s first strategic acquisition was purchasing Recall Studios in the 3rd quarter of 2016. Recall is developing a ground breaking platform that will change the way filmmakers create experiences and how viewers interact with content.

Frank Esposito, former general counsel to several notable production companies and previously counsel to software development and social media companies has also represented Fortune 500 companies, myriad award winning artists and several feature film directors. He previously served as a Director and Officer and has most recently been serving as Carolco’s Chief Legal Officer. He will now further assist Carolco Pictures’ Chief Executive Officer, David Cohen, in creating, communicating and sustaining Carolco Picture’s corporate vision and strategic initiatives.

Mr. Cohen, leading Carolco and its subsidiaries, commented, “I’m excited to have Frank on board. His experience and insight from the worlds of business and entertainment will allow Carolco to further its objectives in the virtual reality and related technology software markets.”

Mr. Esposito commented, “New Media is a multi-billion dollar industry even in its nascent form. Multiple sources project a multi-trillion dollar industry in the near term. Driven by Google, Microsoft, Facebook and Samsung, demand for VR and mixed media content is growing rapidly. Like the printing press, radio, television and internet, these Fortune 50 companies believe VR is the next major platform that will usher in a new era of media consumption. Carolco is poised to profit from this expanding market and I am excited to assist as a Director.”

For more information on Carolco Pictures and its subsidiaries, please visit www.carolcopictures.com, www.recallstudios.com and www.highfiveentertainment.com. Carolco Pictures’ most recent regulatory filings and financial information can be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.